UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                             SCHEDULE 13D

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. 13)

        First Union Real Estate Equity and Mortgage Investments
--------------------------------------------------------------------------------
                           (Name of Issuer)

            Shares of Beneficial Interest, $1.00 par value
--------------------------------------------------------------------------------
                    (Title of Class of Securities)

                               337400105
        -------------------------------------------------------
                            (CUSIP Number)

                         Stephen Fraidin, P.C.
               Fried, Frank, Harris, Shriver & Jacobson
                          One New York Plaza
                       New York, New York 10004
                            (212) 859-8140

--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                          and Communications)

                           January 28, 1998
        -------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                 SEC1746(12-91)


                             SCHEDULE 13D

CUSIP No.  337400105                               Page 2 of 5 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    Gotham Partners, L.P.


2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X ]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*
    WC


5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New York, U.S.A.


  NUMBER OF      7  SOLE VOTING POWER
                    2,501,951 Shares
   SHARES

 BENEFICIALLY    8  SHARED VOTING POWER
                       0
OWNED BY EACH

 REPORTING       9  SOLE DISPOSITIVE POWER
                    2,501,951 Shares
PERSON WITH

                10  SHARED DISPOSITIVE POWER
                       0


11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,501,951 Shares


12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    8.89%


14  TYPE OF REPORTING PERSON*
    PN



                          *SEE INSTRUCTIONS


                             SCHEDULE 13D

CUSIP No.  337400105                               Page 3 of 5 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    Gothanm Partners II, L.P.


2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*
    WC


5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New York, U.S.A.


  NUMBER OF      7  SOLE VOTING POWER
                    30,449 Shares
   SHARES

 BENEFICIALLY    8  SHARED VOTING POWER
                       0
OWNED BY EACH

 REPORTING       9  SOLE DISPOSITIVE POWER
                    30,449 Shares
PERSON WITH

                10  SHARED DISPOSITIVE POWER
                       0


11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    30,449 Shares


12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.11%


14  TYPE OF REPORTING PERSON*
    PN



                           *SEE INSTRUCTIONS


     This  Amendment  No. 13 amends and  supplements  the Statement on
Schedule 13D (the "Schedule 13D") relating to the shares of Beneficial Interest, par value $1.00 per share ("Shares"), of First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "Company") previously filed by Gotham Partners, L.P. ("Gotham") and Gotham Partners II, L.P. ("Gotham II" and together with Gotham, the "Reporting Persons"), both New York limited partnerships. Capitalized terms used and not defined in this Amendment have the meanings set forth in the Schedule 13D.

     Except as specifically provided herein, this Amendment does not modify any of the information previously reported on the Schedule 13D.

Item 4 is hereby amended to add the following information:

"Item 4.  Purpose of the Transaction

     On January 27, 1998, Gotham filed a preliminary proxy statement with the Securities and Exchange Commission. A copy of such preliminary proxy statement is attached as Exhibit 21 hereto and incorporated herein by this reference."

Item 7 is hereby amended to add the following information:

"Item 7.  Material to be Filed as Exhibits

     21. Preliminary Proxy Statement filed with the Securities and Exchange Commission by Gotham on January 27, 1998."


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

January 28, 1998

                                          GOTHAM PARTNERS, L.P.

                                          By:  Section H Partners, L.P.,
                                               its general partner

                                              By:  Karenina Corporation,
                                                   a general partner of
                                                   Section H Partners, L.P.

                                                     By:   /s/ William A. Ackman
                                                           ---------------------
                                                           William A. Ackman
                                                           President

                                              By:  DPB Corporation,
                                                   a general partner of
                                                   Section H Partners, L.P.

                                                     By:  /s/ David P. Berkowitz
                                                          ----------------------
                                                          David P. Berkowitz
                                                          President

                                          GOTHAM PARTNERS II, L.P.

                                          By:  Section H Partners, L.P.,
                                               its general partner

                                               By:  Karenina Corporation,
                                                    a general partner of
                                                    Section H Partners, L.P.

                                                     By:   /s/ William A. Ackman
                                                           ---------------------
                                                           William A. Ackman
                                                           President

                                              By:  DPB Corporation,
                                                   a general partner of
                                                   Section H Partners, L.P.

                                                     By:  /s/ David P. Berkowitz
                                                          ----------------------
                                                          David P. Berkowitz
                                                          President